5.	Code of Ethics

5.1 Code of Ethics
Responsibility	• Access Persons
Frequency	• Upon hire • Quarterly • Annually
Action	• Disclosure of accounts and trading activity • Completion of annual certifications and training
Record	• Copies statements and activity • Certifications and training
Reference	• FINRA Rule 3110
Retention	• Three years

In recognition of the potential for conflicts of interest, the Firm has created a Code of Ethics (“COE”) to help minimize the impact of any such disruptions. The COE is maintained separately from these Written Supervisory Procedures and addresses, among other things:

•	Every aspect of the firm’s business will be conducted in a fair, lawful, and ethical manner. Internal controls have been implemented to ensure that all reasonable efforts are taken at all times to deter and detect any activities which do not meet the highest standards of ethical behavior.
•	Confidential or proprietary information obtained in the course of an individual’s association or employment with the firm is not to be used for personal gain or to be shared with others for personal benefit.
•	All efforts are to be made to avoid actual or apparent conflicts of interest. Such a conflict may exist even when no actual wrongdoing occurs; the opportunity to act improperly may be sufficient to give the appearance of a conflict.
•	Individual employees not adhering to this COE, as well as all other policies and directives issued by the firm, during the course of any activities undertaken on behalf of the firm will be subject to sanctions and possible termination.

Each Access Person3 of the Company shall file with the CCO, no later than ten (10) days after he or she becomes an Access Person, an initial holdings report listing all

3 As defined in the Code, “Access Person” shall mean any director, officer, employee, or registered representative of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Funds, or whose functions or duties in the ordinary course of business relate to the making of any

Securities beneficially owned by such Access Person as of the date he or she became an Access Person. On an annual basis, each Access Person of the Company shall file with the CCO a holdings report listing all Securities beneficially owned by such Access Person; such report must be current as of a date no more than thirty (30) days before the report is submitted.

On a quarterly basis, each Access Person must report any transaction during such quarter in a Security in which such Access Person has (or by virtue of the transaction acquires) any direct or indirect Beneficial ownership, as well as any broker, dealer or bank account established during the quarter in which securities are held for the direct or indirect benefit of the Access Person. Each Access Person must submit the Quarterly Transaction Report to the CCO no later than 30 days after the end of each calendar quarter.

5.2 Insider Trading
Responsibility	• Associated Persons
Frequency	• Ongoing • Annually
Action	• Disclosure of trading activity, statements, • Completion of annual certifications and training
Record	• Copies of statements and activity • Annual certification
Reference	• FINRA Rule 3110
Retention	• Three years

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Act”) expressly requires every broker-dealer to establish, maintain, and enforce written policies and procedures that are “reasonably designed” to prevent and detect insider trading abuses, including the misuse of inside information by its employees.

The Firm has created a Policies and Procedures to Detect and Prevent Insider Trading to comply with the regulatory requirement. The Insider Trading manual is maintained separately from these Written Supervisory Procedures and covers, among other things:

Firm policy prohibits Registered Representatives, Associated Persons, and employees from effecting transactions in the securities of issuers about which they are in possession of material, non-public information (i.e., “inside information”) and from disclosing such information to others. The prohibition against insider trading applies recommendation to the Funds regarding the purchase or sale of Securities. The Firm defines all employees as Access Persons for purposes of the Code.

not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities.

If Registered Representatives, Associated Persons, or employees receive inside information, they are prohibited from trading on that information, whether for an account of the Firm, their own account, any accounts in which they have direct or indirect beneficial interest (including accounts for family members), or any other account over which they have control, discretionary authority or power of attorney. Any Registered Representative, Associated Person, or employee who believes he/she has, or may have, inside information should immediately report that to the Chief Compliance Officer.

The Firm has adopted the following supervisory practices in an effort to identify and prohibit insider trading, front running, and “shadowing” portfolio transactions by the managers of its mutual fund clients.

•	Insider trading will be addressed at the annual compliance meeting attended by every registered employee or by the Firm’s continuing education program.
•	The subject of insider trading is addressed in a separate manual, which must be read and signed by every registered employee.

The firm uses MyComplianceOffice Technologies to streamline the administration of employee trading surveillance. Transactions and account activity for all applicable employee accounts are entered into the system a daily basis. This information, under the direction of the Chief Compliance Officer, is reviewed against:

•	Watch List – The firm creates a Watch List using fund client holdings. The Watch List is reviewed and updated on a quarterly basis.
•	Market Event information - Market events are gathered from multiple sources including News (Forbes, MarketWatch, etc.), Press Releases (Earnings announcements, research analyst coverage, etc.) and the SEC’s Edgar Database.

The system automatically generates exceptions for suspicious trades which are reviewed and reconciled as they occur.

5.3 Personal Securities Accounts
Responsibility	• Associated Persons
Frequency	• At the time of association or employment with the Firm • Quarterly and annual certifications
Action	• Disclosure of account statements reflecting the activity in those accounts • Completion of the required certifications
Record	• Account disclosures and required certifications • Annual Compliance Questionnaire
Reference	• FINRA Rule 5130
Retention	• Three years

Personal Securities Accounts (“PSAs”) are defined as securities accounts opened by or for:

•	An Associated Person;
•	An Associated Person’s spouse;
•	The minor children of which the Associated Person is the custodian;
•	Any individual for whom the Associated Person or his/her spouse provides more than 50% support;
•	Any family account in which the Associated Person has discretionary authority (e.g., Trust accounts, Estate accounts, etc.); and
•	An investment club of which the Associated Person is a member.

The Firm does not accommodate retail accounts; therefore, employees may open and maintain an account with another broker-dealer upon notifying the Firm that they are doing so. These requests will generally be approved. The Chief Compliance Officer or his designee will communicate with the broker-dealer where the account is maintained requesting data feeds or confirmations of transactions and monthly account statements, as applicable. The letter or communication will serve as the formal approval of the outside account. Transactions will be reviewed by the Chief Compliance Officer or an appropriate Designated Principal.

Prohibited Transactions

Private securities transactions – Private securities transactions by Associated Persons are not permitted (see Section 3.2 Private Securities Transactions).

Insider Trading4 - No individual should purchase or sell a stock while in possession of material information which is not yet publicly disseminated. This prohibition applies to anyone in the Firm at any level, and even to persons not employed by the Firm if they have access by any means to material non-public information about a stock. Thus, inside information may not be disclosed to friends, relatives, or others even though the insider does not share in the profits realized by another.

4 Please refer to the Firm’s Insider Trading Policy for detailed processes, procedures and responsibilities as it pertains to insider trading.